Exhibit 21.1

Subsidiaries of the Registrant as of December 31, 2004

The following table sets forth the names of the registrant's direct and indirect subsidiaries and the state or other jurisdiction of incorporation of each such entity. In each case, the names of the listed subsidiaries are the same as the names under which such subsidiaries do business.

Name

Incorporation

Union Center National Bank

National bank organized under the laws of the United States

Center Bancorp Statutory Trust I

Connecticut

Center Bancorp Statutory Trust II

Delaware

UCNB NJ Investment Corp.

New Jersey

UCNB Investment Corporation

Delaware

UCNB Capital Corp.

New Jersey

Center Financial Group, LLC

New Jersey

Center Advertising Corporation

New Jersey